Exhibit 99.3

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of December 31, 2005, we had $12.5 million of cash, cash equivalents and short-term cash investments. These cash, cash equivalents and short-term cash investments are subject to market risk due to changes in interest rates. In accordance with our investment policy, we diversify our investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We are averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.